SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 7, 2012

Eagle Bancorp, Inc.

 (Exact name of registrant as specified in its charter)

Maryland	0-25923	52-2061461
(State or other jurisdiction	(Commission file number)	(IRS Employer
of incorporation)		Number)

7815 Woodmont Avenue, Bethesda, Maryland  20814

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code:  301.986.1800

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                                        Departure of Directors or Certain Officers; Election of Directors, Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

This amended Form 8-K is filed to correct an inadvertent error in the reporting of the awards made by the Compensation Committee of the Board of Directors to Mr. Paul on February 7, 2012.  Mr. Paul was not awarded any cash bonus.  In lieu of a cash bonus, the Compensation Committee awarded Mr. Paul shares of restricted stock having a value equal to the cash bonus reported.  The number of shares awarded to Mr. Paul originally reported, shown under the caption “Restricted Stock Awarded” in the table below, includes these shares.

(e)           On February 7, 2012, Compensation Committee of the Board of Directors of Eagle Bancorp, Inc. (the “Company”), approved base salaries for calendar year 2012 (retroactive to January 1, 2012) and discretionary cash bonuses for the Company’s named executive officers, as set forth in the table below. The Compensation Committee also authorized the award of shares of restricted stock under the Company’s 2006 Stock Plan to the Company’s named executive officers, as set forth in the table below.

Name	Title	Annual Salary	Bonus	Restricted Stock Awarded
James H. Langmead	EVP and CFO – Company and Bank	$300,500	$165,319	15,300
Thomas D. Murphy	President – Community Banking	$289,200	$155,643	8,300
Ronald D. Paul	President and CEO – Company and Bank	$667,000	$—	109,600
Susan G. Riel	EVP – Company; SEVP & COO – Bank	$365,500	$258,455	22,200
Janice L. Williams	EVP & Chief Credit Officer – Bank	$294,300	$110,086	9,500

The increases in base salary for the named executive officers range from 5% to 7.3%.  The shares of restricted stock vest 20% upon grant, and 20% each of the first four anniversaries of the date of grant, subject to the terms of the 2006 Stock Plan and the form of award certificate.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EAGLE BANCORP, INC.

	By:	/s/ Ronald D. Paul
Ronald D. Paul, President, Chief Executive Officer

Dated: March 1, 2012